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


                        DEFINITIVE ADDITIONAL MATERIALS


     The following pages contain a letter that will be communicated to employees of Hughes Electronics Corporation ("Hughes Electronics"), many of whom hold GM Class H Common Stock directly and/or through employee benefit plans. The letter may also be distributed to others who either own, have the power to vote or may advise owners or persons with the power to vote, GM common stock in connection with the solicitation. The letter will be distributed on or after November 26, 1997. Such letter relates to a series of transactions involving Hughes Electronics (the "Hughes Transactions"), as more fully described in the solicitation statement/prospectus (the "Solicitation Statement/Prospectus") which forms a part of the Registration Statements on Form S-4 of General Motors Corporation, File No. 333-37215, and HE Holdings, Inc., File No. 333-37223. Please refer to the Solicitation Statement/Prospectus for additional information on the Hughes Transactions.

Message From the Chairman

You should have received by now a Solicitation Statement/Prospectus dated November 10, 1997 with respect to our announced transactions referred to as the "Hughes Transactions." Many Hughes employees have recently received an e:Mail message which contains opinions that are critical of these transactions. We disagree with those views and encourage every stockholder to read the Solicitation Statement/Prospectus carefully for more information about the transactions before making a decision.

I support these transactions because I believe that they address the strategic challenges facing our businesses and deliver superior value to stockholders. These transactions give all of our businesses the best opportunity for long term success in their different industries. To all of us who are Class H stockholders, these transactions deliver not only premiums on Hughes Defense and Delco Electronics that are well in excess of their stand-alone values, but also the opportunity to participate in the success of "New Raytheon" through our receipt of New Raytheon Class A stock. These transactions also provide us with the continued opportunity to participate in the growth and success of Hughes Telecom.

At the close of these transactions, we will all be stockholders in New Raytheon as well as have a continued tracking stock interest in the new Hughes Electronics, and will be sharing the rewards of each other's achievements.

The information in the following letter reviews matters covered in the Solicitation Statement/Prospectus, which is also available on the Internet at www.gm.com. Presentations to employees by senior Hughes management are also planned for early December to provide further explanations and forums for your questions.

Dear Colleagues:

General Motors Corporation ("GM") and Hughes Electronics Corporation ("Hughes") have announced a series of transactions relating to Hughes (the "Hughes Transactions"). We are asking for your support of the Hughes Transactions and encourage you to vote as soon as possible.

The Hughes Transactions were designed to address certain strategic challenges facing each of the three principal businesses of Hughes and to unlock shareholder value for both GM $1-2/3 and Class H stockholders. They are the result of intense analysis and review by a large team of Hughes and GM management and financial and legal advisers, and we believe they provide attractive premiums on the businesses involved as well as greater certainty of achieving value compared to other alternatives. The Boards of Directors of Hughes and GM, including the Capital Stock Committee of the GM Board (which oversees those matters in which the two classes of GM common stock may have divergent interests), have been a part of this process from the beginning and have unanimously approved the Hughes Transactions as fair to and in the best interests of both GM $1-2/3 and Class H common stockholders.

Description of the Hughes Transactions

The following summarizes the impact of the Hughes Transactions on each of Hughes' three current businesses:

     . Hughes Defense. GM will spin-off Hughes Defense to GM's $1-2/3 and Class H stockholders. Before this transaction, Hughes Defense will borrow approximately $3.9 billion to $4.9 billion of debt (with the proceeds applied as described below). Immediately after it is spun off, Hughes Defense will merge with Raytheon Company ("Raytheon") in a merger that values Hughes Defense at approximately $9.5 billion and will result in one of the largest providers of defense electronics in the world ("New Raytheon").

     . Delco Electronics ("Delco"). Hughes will transfer Delco to GM. GM will combine Delco with Delphi, GM's components unit, creating the leading automotive components company in the world. Principally in return for this transfer, GM's Class H stockholders will receive additional stock of Hughes Defense (New Raytheon), beyond their current proportionate tracking stock interest in Hughes Defense, with an indicated market value of $1.665 billion (plus about a quarter of the amount of any proceeds of Hughes Defense debt that would be made available to GM as described below). This is consistent with an implied value of $6.5 billion for Delco and other factors affecting the Class H stockholders, which amount takes into account the benefits of the integration of Delco and Delphi.

     . Hughes Telecom. GM will recapitalize the existing Class H stock on a share-for-share basis into a new Class H stock that will track Hughes' telecommunications, broadcast and satellite businesses ("Hughes Telecom"). Up to $4.0 billion of the proceeds of the debt incurred by Hughes Defense prior to its merger with Raytheon will be made available to fund Hughes Telecom. Any amount in excess of $4.0 billion will be made available to GM (and Class H stockholders will be compensated in Hughes Defense stock for about a quarter of such amount).

The amount of debt to be incurred by Hughes Defense prior to its merger with Raytheon, the indicated value of the merger with Raytheon and the amount of the stock of Hughes Defense

(New Raytheon) that will be distributed to holders of each class of GM common stock depends on the market price of Raytheon common stock during a specified period prior to the closing of the transactions. Based on a recent Raytheon stock price of $53-1/16 (the closing price on November 25, 1997), the debt to be incurred would be about $4.1 billion--with $4.0 billion made available to Hughes Telecom and about $54 million made available to GM (as noted above, Class H stockholders would be compensated with additional Hughes Defense stock for about a quarter of this amount), the total indicated value of the merger with Raytheon would be about $9.5 billion and the total value of the stock to be distributed to GM $1-2/3 and Class H stockholders would be about $5.4 billion. Based on this Raytheon stock price, Class H stockholders would receive for each share of Class H stock that they hold at the time Hughes Defense stock valued at about $30.01 and $1-2/3 stockholders would receive for each share of $1-2/3 stock that they hold at the time Hughes Defense stock valued at about $3.35. For additional information as to the effect of changes in the Raytheon stock price on these amounts, please see the tables on pages 5 and 70 of the Solicitation Statement/Prospectus.

Why the Hughes Transactions Are Good for GM's $1-2/3 and Class H Stockholders

     . Premium Value for Hughes Defense. The $9.5 billion value for Hughes Defense in the merger with Raytheon represents a substantial premium to its enterprise value under the current ownership structure-- approximately a 40% premium to the midpoint valuation of Hughes Defense based on the market value of comparable publicly traded companies. This premium value was achieved in a competitive bid process in the last round of the consolidation of the defense industry.

     . Benefits of Delco/Delphi Integration. The transfer of Delco to GM will allow Delco to be more fully integrated with Delphi, which should enable the combined Delco/Delphi to participate more effectively in a component industry trend toward integrated automotive systems. The benefits of this integration were considered in determining the $6.5 billion value for Delco and other factors that was used to establish the amount of the Hughes Defense stock to be allocated to Class H stockholders. This value represents a substantial premium to Delco's enterprise value under the current ownership structure--approximately a 30% premium to the midpoint valuation of Delco based on the market value of comparable publicly traded companies. Thus, holders of both GM $1-2/3 and Class H stock will share in the benefits of the integration of Delco and Delphi.

     . Attractive Total Value Attributable to Class H Stock. Based on the foregoing comparisons to the market values of comparable publicly traded companies, the total value attributable to Class H stock represents a premium of approximately 35% to the underlying value of Hughes Defense and Delco.

     . Retain Current Interest in Hughes Telecom. GM's $1-2/3 and Class H stockholders will retain their current tracking stock interests in Hughes Telecom, which will receive about $4.0 billion of new capital funding. Stockholders will retain the possibility of participating in premiums with respect to the businesses of Hughes Telecom in the future.

     . Tax-Free Transaction. The Hughes Transactions are generally tax-free for U.S. federal income tax purposes and are "grandfathered" under recently enacted tax legislation. The structure of the transactions also preserves flexibility to pursue tax-free transactions related to Hughes Telecom in the future should they prove desirable.

     . New Class H Stock Terms and GM Board Policy Statement. The terms of the new Class H stock and a new GM Board policy statement regarding capital stock matters are described in the Solicitation Statement/Prospectus. These provisions will provide stockholders with increased clarity and protection with respect to their opportunity to participate in Hughes Telecom's future growth. These provisions were developed in response to concerns raised by investors from time to time, balanced by considerations related to the tax treatment of the stock and the need to maintain flexibility for GM and Hughes Telecom. As part of this process, we also reviewed and considered the terms of other publicly traded tracking stocks.

          If Hughes Telecom were to dispose of businesses representing less than 80% of the fair market value of Hughes Telecom's assets to a person other than GM and then to make a distribution of any of the proceeds to GM, the new Class H stock terms and the new GM Board policy statement would result in a proportionate distribution of those proceeds to new Class H stockholders. All proceeds retained by Hughes Telecom would be available for reinvestment in its businesses.

Why GM Is Not Recapitalizing the Class H Stock Into $1-2/3 Stock at a 120% Exchange Ratio

As part of the stockholder vote on the Hughes Transactions, GM's certificate of incorporation will be amended to eliminate any possible application of the 120% recapitalization provision to the Hughes Transactions. There is a substantial question as to whether the Hughes Transactions would have resulted in such a recapitalization even absent such a stockholder vote because such a recapitalization is only triggered by the sale or disposition of substantially all of the combined defense and telecommunications businesses of Hughes, and only the defense business is being disposed of in the Hughes Transactions.

In any event, we believe that the Hughes Transactions provide greater certainty of realizing value compared to a recapitalization of Class H stock into $1-2/3 stock at a 120% exchange ratio. Such a recapitalization would likely have had an adverse effect on the market value of $1-2/3 stock, including the shares that would have been issued to Class H stockholders in the recapitalization, because:

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

     . The number of shares of $1-2/3 stock outstanding would have increased by approximately 18% (assuming that 1.23 shares were issued for each share of Class H stock), with substantial resulting dilution to earnings per share.

     . The $1-2/3 stock issued in the recapitalization would have been distributed to investors who we believe would not necessarily desire to hold $1-2/3 stock, with a likely result that there would be substantial selling activity that would adversely affect the market price of such stock.

In view of the dilution and selling pressure on $1-2/3 stock, there can be no assurance as to what the market value of 1.23 shares of $1-2/3 stock issued in such a recapitalization would have been on any date. In light of the foregoing, GM decided that a recapitalization into $1-2/3 stock would not be in the best interests of either GM's $1-2/3 or Class H stockholders and decided instead to propose an alternative transaction that would be fair to both classes of common stockholders and would enhance stockholder value while avoiding the uncertainties associated with a recapitalization into $1-2/3 stock.

We believe that the proposed Hughes Transactions accomplish these goals by permitting both $1-2/3 and Class H stockholders to participate in the substantial premium achieved for Hughes Defense and the benefits of the Delco/Delphi integration while maintaining a continued tracking stock interest in Hughes Telecom, which will have substantial new funding to pursue its growth opportunities.

Based on these considerations and the additional information in the Solicitation Statement/Prospectus, we are asking all GM stockholders to vote in favor of the Hughes Transactions promptly so that we receive their votes as soon as possible.

Sincerely,


Michael T. Smith

The following Appendix will be attached to some (but not all) forms of this letter to provide additional information about the value of the stock of Hughes Defense (New Raytheon) that will be distributed to holders of each class of GM common stock, the amount of debt to be incurred by Hughes Defense prior to its merger with Raytheon and the indicated value of the merger with Raytheon.

                                   APPENDIX

                 Total Indicated Value of Merger with Raytheon

The following table shows how changes in the average closing price of Raytheon stock prior to the Raytheon merger would affect the total mix of stock and debt (i.e., new debt to be incurred by Hughes Defense) in the merger. Proceeds of the new debt incurred by Hughes Defense up to $4.0 billion will be made available to Hughes Telecom. Any proceeds in excess of $4.0 billion would be made available to GM. The table also shows how changes in the average closing price of Raytheon stock prior to the merger would affect the total indicated value of the merger with Raytheon.

-----------------------------------------------------------------------

   Average        Total Value of                          Total
  Raytheon        Hughes Defense        Hughes      Indicated Value of
 Stock Price   (New Raytheon) Stock  Defense Debt  Merger with Raytheon
-------------  --------------------  ------------  --------------------
-----------------------------------------------------------------------
                   ($ Billions, Except Stock Price)
-----------------------------------------------------------------------
     $65               $6.7              $3.9              $10.6
-----------------------------------------------------------------------
     $60               $6.2              $3.9              $10.1
-----------------------------------------------------------------------
     $55               $5.6              $3.9              $ 9.5
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     $50               $5.1              $4.4              $ 9.5
-----------------------------------------------------------------------
     $45               $4.6              $4.9              $ 9.5
-----------------------------------------------------------------------
     $40               $4.1              $4.9              $ 9.0
-----------------------------------------------------------------------

            Distribution of Hughes Defense (New Raytheon) Shares to
                 $1-2/3 Stockholders and Class H Stockholders

The following table shows how changes in the average closing price of Raytheon stock prior to the merger would affect the amount of Hughes Defense (New Raytheon) stock to be distributed to $1-2/3 stockholders and Class H stockholders and the allocation of such stock between the classes.

---------------------------------------------------------------------------------------------------------------
                                                                 Distribution of             Distribution of
                                  Overall Percentage             Hughes Defense              Hughes Defense
                                    Distribution of           (New Raytheon) Stock        (New Raytheon) Stock
                                    Hughes Defense                Per Share of                Per Share of
                                 (New Raytheon) Stock             $1-2/3 Stock                Class H Stock
---------------------------------------------------------------------------------------------------------------
                                                               Number of   Value of       Number of    Value of
          Average            Percentage to   Percentage to      Hughes      Hughes         Hughes       Hughes
         Raytheon               $1-2/3          Class H         Defense    Defense         Defense     Defense
        Stock Price          Stockholders    Stockholders       Shares      Shares         Shares       Shares
        -----------          ------------    ------------       ------      ------         ------       ------
---------------------------------------------------------------------------------------------------------------
          $70.00                  51.2%           48.8%        0.07429       $5.20        0.48882       $34.22
---------------------------------------------------------------------------------------------------------------
          $68.00                  50.5%           49.5%        0.07330       $4.98        0.49565       $33.70
---------------------------------------------------------------------------------------------------------------
          $66.00                  49.8%           50.2%        0.07226       $4.77        0.50290       $33.19
---------------------------------------------------------------------------------------------------------------
          $64.00                  49.0%           51.0%        0.07114       $4.55        0.51059       $32.68
---------------------------------------------------------------------------------------------------------------
          $62.00                  48.2%           51.8%        0.06995       $4.34        0.51878       $32.16
---------------------------------------------------------------------------------------------------------------
          $60.00                  47.3%           52.7%        0.06869       $4.12        0.52752       $31.65
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          $58.00                  46.4%           53.6%        0.06733       $3.91        0.53686       $31.14
---------------------------------------------------------------------------------------------------------------
          $56.00                  45.4%           54.6%        0.06589       $3.69        0.54687       $30.62
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          $54.00                  44.3%           55.7%        0.06433       $3.47        0.55762       $30.11
---------------------------------------------------------------------------------------------------------------
          $52.00                  42.4%           57.6%        0.06151       $3.20        0.57705       $30.01
---------------------------------------------------------------------------------------------------------------
          $50.00                  40.1%           59.9%        0.05817       $2.91        0.60013       $30.01
---------------------------------------------------------------------------------------------------------------
          $48.00                  37.6%           62.4%        0.05455       $2.62        0.62513       $30.01
---------------------------------------------------------------------------------------------------------------
          $46.00                  34.9%           65.1%        0.05061       $2.33        0.65231       $30.01
---------------------------------------------------------------------------------------------------------------
          $44.00                  32.2%           67.8%        0.04667       $2.05        0.67951       $29.90
---------------------------------------------------------------------------------------------------------------
          $42.00                  30.2%           69.8%        0.04375       $1.84        0.69965       $29.39
---------------------------------------------------------------------------------------------------------------
          $40.00                  27.9%           72.1%        0.04054       $1.62        0.72180       $28.87
---------------------------------------------------------------------------------------------------------------